EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
APPLIED BIOPHARMA LLC
(a Nevada limited liability company)
AGENTIX CORP.
(a Nevada corporation)
and
AB MERGER LLC
(a Nevada limited liability company)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of the 13th day of July 2021, by and among Applied Biopharma LLC, a Nevada limited liability company (“Applied Biopharma”), Agentix Corp., a Nevada corporation (“Parent”) and AB Merger LLC, a Nevada limited liability company (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Nevada having issued and outstanding one limited liability company membership interest; and

WHEREAS, Applied Biopharma is a limited liability company duly organized and validly existing under the laws of the State of Nevada having issued and outstanding one limited liability company membership interest (“Applied Biopharma LLC Membership Interests”); and

WHEREAS, the Manager of Merger Sub and the Manager of Applied Biopharma deem it advisable and in the best interests of their respective limited liability companies and limited liability company membership interest holders that the merger of Merger Sub with and into Applied Biopharma, as provided for herein (the “Merger”), be consummated in accordance with the provisions of the Nevada Revised Statutes of the State of Nevada, and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Manager of Merger Sub, by appropriate limited liability company action, has duly authorized, approved and adopted this Agreement; and

WHEREAS, the Manager of Applied Biopharma, by appropriate limited liability company action, has duly authorized, approved and adopted this Agreement; and

WHEREAS, the Merger is intended to constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 Merger of Merger Sub with and into Applied Biopharma. In accordance with the provisions of this Agreement and the Nevada Revised Statutes of the State of Nevada, at the Effective Time (as defined in Section 1.4 hereof), Merger Sub shall be merged with and into Applied Biopharma, whereupon the separate existence of Merger Sub shall cease and Applied Biopharma shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”). After the Effective Time, Applied Biopharma shall continue its existence as a Nevada limited liability company, and shall conduct its business as the Surviving Entity using the name “Applied Biopharma LLC.”

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1.2 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in Section 92A of the Nevada Revised Statutes of the State of Nevada. Without limiting the generality of the foregoing, at the Effective Time, Applied Biopharma shall thereupon and thereafter possess, without other transfer, all the rights, privileges, powers, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of both Merger Sub and Applied Biopharma, and be subject to all the restrictions, disabilities and duties of both Merger Sub and Applied Biopharma; and all the rights, privileges, powers and franchises of both Merger Sub and Applied Biopharma, and all the property, real, personal and mixed, and all debts due to both Merger Sub and Applied Biopharma, on whatever account as well as all other things in action belonging to either Merger Sub or Applied Biopharma, shall, without other transfer, be vested in Applied Biopharma; and all property, rights, privileges, powers, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Merger Sub, and all and every other interest of Merger Sub, shall, without other transfer, be thereafter the property of Applied Biopharma as they were of Merger Sub, and the title to any real estate vested in Merger Sub under any applicable laws by deed or otherwise shall not revert or be in any way impaired by reason of the Nevada Revised Statutes of the State of Nevada; but all rights of creditors and all liens upon any property of Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of Merger Sub shall thenceforth attach to Applied Biopharma and may be enforced against Applied Biopharma to the same extent as if said debts, liabilities and duties had been incurred or contracted by Applied Biopharma.

(b) From and after the Effective Time and until further amended in accordance with the Nevada Revised Statutes of the State of Nevada, the Articles of Organization of Applied Biopharma shall be the Articles of Organization of the Surviving Entity.

(c) From and after the Effective Time and until altered, amended or repealed in accordance with applicable law, the Operating Agreement, if any, of Applied Biopharma as in effect at the Effective Time shall be the Operating Agreement of the Surviving Entity.

(d) The managers, directors and officers of Merger SUB at the Effective Time shall be the managers, directors and officers of the Surviving Entity, and the managers, directors and officers of Applied BioPharma at the Effective Time, to the extent that they are not managers, directors or officers of Applied Biopharma at the Effective Time, shall not be directors and officers of the Surviving Entity at and after the Effective Time.

1.3 Additional Actions. If, at any time after the Effective Time, Applied Biopharma shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in Applied Biopharma, title to and possession of any property or right of Merger Sub acquired or to be acquired by reason of, in connection with, or as a result of the Merger; or (b) otherwise to carry out the purposes of this Agreement, Merger Sub and its directors and stockholders shall be deemed to have granted to Applied Biopharma an irrevocable power of attorney, coupled with an interest, to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Applied Biopharma and otherwise to carry out the purposes of this Agreement; and the directors and officers of Applied Biopharma are fully authorized in the name of Merger Sub or otherwise to take any and all such action.

1.4 Effective Time. The Effective Time of the Merger (the “Effective Time”) shall be the time at which the Articles of Merger merging AB Merger LLC, a Nevada limited liability company, with and into Applied Biopharma LLC, a Nevada limited liability company, as filed with the Secretary of State of the State of Nevada is effective.

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ARTICLE II
CONVERSION OF SECURITIES

2.1 Conversion and Payment.

(a)

Limited Liability Company Interests of Merger Sub.  Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable limited liability company interest of Applied Biopharma.

(b)

Conversion of Applied Biopharma LLC Membership Interests. At the Effective Time, each Applied Biopharma LLC Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of common stock of Parent (the “Merger Consideration”) of Parent.  Fractional shares shall be issued if required. At the Effective Time, all Applied Biopharma LLC Membership Interests (other than the shares canceled pursuant to Section 2.1(c)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate formerly representing any of such Applied Biopharma LLC Membership Interests shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)

Cancellation of Treasury Limited Liability Company Interests, Applied Biopharma-Owned Stock and Parent-Owned Stock.  Each Applied Biopharma LLC Membership Interest that is directly owned by Applied Biopharma, Merger Sub or by any of their respective wholly-owned subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Parent common stock that is directly owned by Applied Biopharma immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

(d)

Legends. Each certificate, if any, issued in accordance with this Section 2.1 shall be endorsed with all restrictive legends deemed appropriate by the Surviving Entity and Parent and their respective counsel and shall be issued promptly following the Merger.

ARTICLE III
TERMINATION

3.1 Termination. Notwithstanding approval of this Agreement by the limited liability company interest holders of Applied Biopharma or by the limited liability company interest holders of Merger Sub, at any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by agreement of either the Manager of Merger Sub or the Manager of Applied Biopharma. The filing of this Agreement or Articles of Merger with the Secretary of State of Nevada pursuant to Section 1.4 hereof shall constitute certification that this Agreement of Merger has not theretofore been terminated.

ARTICLE IV
MISCELLANEOUS

4.1 Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

4.2 Waiver. Any party may, at its option, extend the time for performance of any of the obligations or acts of any other party and may waive in writing any or all of the conditions contained herein to which its obligations hereunder are subject or compliance by other parties with any other matter in this Agreement.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to its principles of conflict of laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and Applied Biopharma have caused this Agreement and Plan of Merger to be executed on their behalf by their respective officers, hereunto duly authorized, and the undersigned acknowledge that the acts and deeds hereby are true acts and deeds of Parent, Merger Sub and Applied Biopharma.

AB Merger LLC, a Nevada limited liability company

By:	/s/ Rudy Mazzocchi
Name:	Rudy Mazzocchi
Title:	Chief Executive Officer

Agentix Corp., a Nevada corporation

By:	/s/ Rudy Mazzocchi
Name:	Rudy Mazzocchi
Title:	Chief Executive Officer

Applied Biopharma LLC, a Nevada limited liability company

By:	/s/ Scott Stevens
Name:	Scott Stevens
Title:	Chief Executive Officer

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